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Exhibit 99.1

PURCHASE AGREEMENT

among

iD Four, Ltd.
("Purchaser"),

Cyberfast Systems, Inc.
("Seller"),

CYSI Newco, Inc.
("Newco")

and

Edward J. and Itir Stackpole
("Stockholder")

December 20, 2001

i

7.4	Representations and Covenants	11
7.5	Satisfaction of Counsel	11
7.6	Instruments of Transfer	11
7.7	Diligence	11
7.8	Escrow Agreement	11
7.9	Selling Parties' Pledge Agreement	11
7.10	Consents	11
8.	CONDITIONS OF SELLER'S AND STOCKHOLDER'S OBLIGATIONS	11
8.1	Representations and Covenants	11
8.2	No Opposition	12
8.3	Escrow Agreement	12
8.4	Promissory Note	12
8.5	Selling Parties' Pledge Agreement	12
9.	INDEMNIFICATION BY SELLER AND STOCKHOLDER	12
9.1	Indemnification	12
9.2	Notice of Claim	13
10.	BROKERAGE FEE	13
11.	AMENDMENTS; WAIVERS	14
12.	ASSIGNMENT; SUCCESSORS AND ASSIGNS	14
13.	SEVERABILITY	14
14.	COUNTERPARTS	14
15.	SECTION AND OTHER HEADINGS	14
16.	NOTICES	15
17.	GENDER	15
18.	LAW TO GOVERN	15
19.	COURTS	16

EXHIBITS:

Exhibit A	Promissory Note
Exhibit B	Option Agreement
Exhibit C	Pledge Agreement
Exhibit D	Escrow Agreement
Exhibit E	Series A Convertible Preferred Stock—Statement of Designations and Preferences
Exhibit F	Certain Defined Terms Under Section 4.13

Schedule 3.2  List of Liabilities and Amounts to be Paid from Purchase Price

ii

DISCLOSURE SCHEDULE:

Section 4.1	Jurisdictions
Section 4.4	Liabilities and Consents Obtained
Section 4.5	Securities
Section 4.8	Subsidiaries
Section 4.9	Employment Arrangements—Consents and Releases
Section 4.11	Description of Pending and Threatened Litigation
Section 4.12	Tax Returns Provided Prior to Closing
Section 4.13	Environmental Matters
Section 4.14	Trademarks, Licenses, Etc.
Section 4.15	Insurance Policies
Section 4.22	Employee Benefit Plans
Section 10.1	Brokerage Agreements and Fees

iii

PURCHASE AGREEMENT

    THIS PURCHASE AGREEMENT (this "Agreement"), entered into this 20th day of December, 2001, by, between and among iD Four, Ltd., a Nevada corporation ("Purchaser"), Cyberfast Systems, Inc., a Florida corporation ("Seller"), CYSI Newco, Inc., a Florida corporation ("Newco"), and Edward J. Stackpole and Itir Stackpole, individuals and controlling stockholders of Seller (collectively "Stockholder");

W I T N E S S E T H    T H A T:

    WHEREAS, Purchaser desires to purchase and Seller desires to issue to Purchaser Thirty-Five Million (35,000,000) shares of duly authorized nonassessable shares of Class A common stock of the Seller, and, 5,000,000 shares of duly authorized nonassessable shares of Series A Convertible Preferred Stock, (collectively, the "Shares"), upon the terms and subject to the conditions set forth herein;

    WHEREAS, Seller desires to contribute all of the assets and liabilities of Seller into a newly formed wholly owned subsidiary ("Newco");

    WHEREAS, Newco and the Stockholder will indemnify the Purchaser and the Seller (after the close of the transaction set forth in this Agreement) from any and all liabilities of the Seller transferred to Newco subject to certain limitations; and

    WHEREAS, as part of Stockholder's agreement to indemnify Purchaser and Seller, Stockholder will be granted an option to acquire Newco;

    NOW, THEREFORE, in consideration of the agreements of the parties hereto, and intending to be legally bound hereby, the parties hereto agree as follows:

    1.  PURCHASE AND SALE OF THE NEW SHARES.

      1.1  Stock Purchase.  On the terms and subject to the conditions herein set forth, Seller agrees to sell and deliver the Shares to Purchaser. In reliance upon the representations and warranties of Seller and Stockholder, and on the terms and subject to the conditions herein set forth, Purchaser agrees to purchase the Shares from Seller for a purchase price equal to Two Hundred Fifty Thousand Dollars ($250,000) (the "Purchase Price"). At the Closing (as hereinafter defined), Seller shall deliver to Purchaser or the Escrow Holder certificates registered in the name of Purchaser representing the Shares, and Purchaser shall deliver the Purchase Price to Seller, or Weintraub Dillon P.C., as set forth in Sections 2 and 3.2 hereof.

    2.  PURCHASE PRICE

      2.1  Purchase Price.  In consideration for the sale, conveyance, transfer, and delivery of the Shares and upon the terms and subject to the conditions set forth in this Agreement, Purchaser shall pay the Purchase Price as follows:

        (a) A cash payment of One Hundred Twenty Five Thousand Dollars ($125,000) that the parties hereto recognize has been previously forwarded to Seller and applied as set forth in Schedule 3.2;

        (b) A $25,000 earnest money deposit that the parties hereto recognize the Purchaser has previously forwarded to the Seller by wire transfer, pursuant to a Letter of Intent dated October 26, 2001, and applied as set forth in Schedule 3.2; and

        (c) An unsecured, non-negotiable, non-interest bearing promissory note in favor of Seller in substantially the form attached as Exhibit A hereto (the "Purchaser Note"), dated the date of the Closing, in the original principal amount of One Hundred Thousand Dollars ($100,000), due and payable 15 days after the Closing.

      2.2  Option Agreement.  In consideration for the assumption of Seller's liabilities and the indemnification to be provided by Stockholder under the terms of this Agreement, at Closing

  Seller and Purchaser grant Stockholder the option to acquire Newco, as set forth in the Option Agreement attached hereto as Exhibit B.

      2.3  Pledge Agreement.  As part of Stockholder's indemnification of Purchaser as set forth herein, Stockholder and Purchaser will enter into the Pledge Agreement attached hereto as Exhibit C.

    3.  CLOSING.

      3.1  Closing.  The closing of the sale and purchase (the "Closing") shall take place at the offices of Weintraub Dillon PC, 12520 High Bluff Drive, Suite 260, San Diego, California 92130, at 4:00 p.m. on December 20, 2001, or at such other time and place as may be mutually agreed upon (the "Closing Date"). At the Closing, Seller shall deliver: (i) to Purchaser a stock certificate for Twenty Four Million (24,000,000) shares of common stock (the "First Certificate"); and (ii) to the Escrow Holder, in accordance with the Escrow Agreement attached hereto as Exhibit D, stock certificates for Eleven Million (11,000,000) shares of common stock and 5,000,000 shares of Series A Convertible Preferred Stock (the "Subsequent Certificates"). The First Certificate and Subsequent Certificates (upon payment of the Purchaser Note) shall be effective to vest in Purchaser good and marketable title to the shares represented thereby, subject to no liens, encumbrances, or rights in any other party whatsoever. The Subsequent Certificates shall not be released by the Escrow Holder until the Purchaser Note is paid.

      3.2  Deposit of Consideration.  Purchaser shall deposit the amount due pursuant to Sections 2.1(c) in the Client Trust Account of Weintraub Dillon PC. Weintraub Dillon PC shall pay the payables on the Closing Date and the due date of the Purchaser Note, respectively, from the proceeds deposited as set forth on Schedule 3.2.

    4.  REPRESENTATIONS AND WARRANTIES OF SELLER, NEWCO AND STOCKHOLDER.

    Seller, Newco and Stockholder jointly and severally represent and warrant, covenant and agree that:

      4.1  Organization and Corporate Power.  Seller and Newco are corporations duly organized, validly existing, and in good standing under the laws of their respective jurisdiction of incorporation and are duly qualified and in good standing as a foreign corporation in each other jurisdiction in which it owns or leases properties, conducts operations, or maintains a stock of goods, with full power and authority (corporate and other) to carry on the business in which it is engaged (a true and correct list of each such jurisdiction is set forth in Section 4.1 of the Disclosure Schedule) and to execute and deliver and carry out the transactions contemplated by this Agreement. The Seller has only those subsidiaries listed on Section 4.1 of the Disclosure Schedule.

      4.2  Due Authorization; Effect of Transaction.  No provisions of the Articles of Incorporation or By-Laws of Seller, or of any agreement, instrument, or understanding, or any judgment, decree, rule, or regulation, to which Seller is a party or by which Seller is bound, has been or will be violated by the execution and delivery by Seller of this Agreement or the performance or satisfaction of any agreement or condition herein contained upon its part to be performed or satisfied, and all requisite corporate and other authorizations for such execution, delivery, performance, and satisfaction have been duly obtained. Upon execution and delivery, this Agreement will be a legal, valid, and binding obligation of Seller, Newco and Stockholder, enforceable in accordance with its terms. Seller is not in default in the performance, observance, or fulfillment of any of the terms or conditions of its Articles of Incorporation or By-Laws.

      4.3  Financial Statements.  The Seller has delivered to Purchaser (a) the consolidated balance sheets of Seller as at December 31, 1998, December 31, 1999, and December 31, 2000, respectively, together with related consolidated statements of operations, consolidated statements of changes in stockholders' equity, and consolidated statements of cash flows for the respective periods then ended and (b) its consolidated trial balance for the month of September 30, 2001. Seller has also delivered to Purchaser all forms 10SB, 10-KSB, 10-QSB, 8-K and such other forms ("Forms") that have been filed with the Securities and Exchange Commission ("SEC").

        The financial statements specified above (including Forms filed with the SEC), including in each case the notes to such financial statements, are hereinafter sometimes collectively referred to as the "Financial Statements." All of the Financial Statements are true, correct, and complete, have been prepared in accordance with generally accepted accounting principles consistently followed throughout the periods (except as set forth in such notes or statements) and fairly present the financial condition of Seller and the results of its operations as at the dates thereof and throughout the periods covered thereby. The Financial Statements reflect or provide for all claims against, and all debts and liabilities of, Seller, fixed or contingent, as at the dates thereof, and there has not been any change between the date of the most recent Financial Statements and the date of this Agreement that has materially or adversely affected the business or properties or condition or prospects, financial or other, or results of operations of Seller, and no fact or condition exists or is contemplated or threatened, which might cause any such change at any time in the future.

      4.4  Liabilities.  Seller has no liabilities of any nature, whether absolute, contingent, or otherwise, except as set forth in the most recent balance sheet included in the Financial Statements, other than liabilities subsequently incurred in the ordinary course of business. All liabilities of Seller will be paid in full on or before the Closing Date by Seller, or the Seller shall have transferred such liabilities to Newco and Seller will have obtained releases from all creditors, designated by Purchaser, consenting to the transfer or releasing the Seller as set forth in Schedule 4.4 of the Disclosure Schedule (office lease, auditors, attorneys, employees and related party indebtedness) attached hereto, after the Closing, from all liabilities transferred to Newco. Except as set forth in Section 4.4 of the Disclosure Schedule, all related party indebtedness owed by the Seller has been forgiven by such related parties.

      4.5  Capitalization.  The authorized capital stock of the Company consists of 40,250,000 shares of Class A Common Stock, having a par value of $0.01 per share, of which 3,592,217 shares are issued and outstanding; 4,750,000 shares of Class B Common Stock, having a par value of $0.01 per share, of which 4,477,600 shares are issued and outstanding; and 5,000,000 shares of Preferred Stock, having a par value of $100.00 per share, none of which are issued and outstanding. The outstanding shares of Class A and Class B Common Stock have been duly and validly authorized, and are duly and validly issued, fully paid and non-assessable. As set forth in Section 4.5 of the Disclosure Schedule, the Class B Common Stock has been converted to shares of Class A Common Stock. As a result thereof, the authorized Class A Common Stock and the issued and outstanding Common Stock has increased accordingly, and the authorized Class B common stock and issued and outstanding Class B Common Stock have decreased accordingly. The outstanding shares of Class A Common Stock (including the shares issued upon conversion of the Class B Common Stock) have been duly and validly authorized, and are duly and validly issued, fully paid and non-assessable. Except as set forth in Section 4.5 of the Disclosure Schedule, there are no other equity securities of Company outstanding on the date hereof and there are no existing warrants, preemptive or other rights, options, calls, commitments, conversion privileges, or other agreements (all of the foregoing being collectively called "Options") obligating the Company to issue any or all of its authorized and unissued capital stock, or any security convertible into and/or exchangeable for capital stock of the Company. The Company has no capital stock of any class authorized or outstanding except as identified herein. The shares represented by the Initial and Subsequent Certificates will represent at least Eighty Percent (80%) voting control of the Company. To the best knowledge of the Seller and the Stockholder, the capital stock and options issued since the date Stockholder became an affiliate of the Seller were issued in transactions exempt from registration under the federal Securities Act of 1933, as amended (the "Securities Act"), and under applicable state securities laws (the "State Laws"). The Series A Convertible Preferred Stock will have the rights and preferences as set forth in Exhibit D.

      4.6  Valid Title to Purchased Stock.  The Seller will deliver to Buyer valid and marketable title to the shares represented by the Initial Certificate at the Closing, and to the shares represented by the Subsequent Certificates upon payment of the Purchaser Note, free and clear of any claims, liens, pledges, charges, encumbrances, mortgages, security, interests, options, preemptive or other rights, restrictions on transfer or other interest or equities or any other imperfections of title whatsoever.

      4.7  Dividends and Distributions.  Except for the distribution of Seller's assets and liabilities to Newco immediately prior to the Closing and the Option Agreement, granted in the form of Exhibit B, from the end of its most recent fiscal year to the date hereof Seller has not declared or paid any dividend or declared or made any distribution whatsoever to its stockholders, either in cash, stock, or other property, through purchases or redemptions of stock or otherwise.

      4.8  Subsidiaries.  Except as set forth in Section 4.8 of the Disclosure Schedule, Seller does not own, directly or indirectly, any of the capital stock of any corporation, association, trust or similar entity, any interest in the equity of any partnership or similar entity, any share in any joint venture, or any other equity or proprietary interest in any entity or enterprise, however organized and however such interest may be denominated or evidenced.

      4.9  Employment Arrangements.  As described in Section 4.9 of the Disclosure Schedule, Seller has provided Purchaser with an executed Consent and Release for each employment agreement terminated in anticipation of the Closing. Seller has no obligation, contingent or otherwise, under any employment agreement, collective bargaining or other labor agreement, any agreement containing severance or termination pay arrangements, deferred compensation agreement, retainer or consulting arrangements, pension or retirement plan, bonus or profit-sharing plan, stock option or purchase plan, or other employee contract or non-terminable arrangement (whether or not that arrangement imposes a penalty for termination), group life, health, medical or hospitalization insurance plan or program, or other employee or fringe benefit plan, including vacation plans or programs and sick leave plans or programs. Seller or its employees are not now and for the past three years have not been subject to or involved in or, to the best of Seller's knowledge, threatened with any union elections, petitions therefor or other organizational activities. Seller has performed all obligations required to be performed under all such agreements, plans, and arrangements and is not in breach of or in default or arrears under the terms thereof.

      4.10  Ordinary Course of Business.  Seller, from the date of the balance sheet contained in the most recent Financial Statements to the date hereof,

        (a) has operated its business in the normal, usual, and customary manner in the ordinary and regular course of business;

        (b) has not sold or otherwise disposed of any of its properties or assets, other than inventory sold in the ordinary course of business;

        (c) except in each case in the ordinary course of business,

      (i)
      has not amended or terminated any outstanding lease, contract, or agreement,

      (ii)
      has not incurred any obligations or liabilities (fixed, contingent, or other), and

      (iii)
      has not entered any commitments;

        (d) has not made any transactions outside the ordinary course of business in its inventory or any additions to its property or any purchases of machinery or equipment, except for normal maintenance and replacements;

        (e) has not discharged or satisfied any lien or encumbrance or paid any obligation or liability (absolute or contingent) other than current liabilities or obligations under contracts then existing or thereafter entered into in the ordinary course of business, and commitments under leases existing on that date or incurred since that date in the ordinary course of business;

        (f)  has not mortgaged, pledged, or subjected to lien or any other encumbrances, any of its assets, tangible or intangible;

        (g) has not sold or transferred any tangible asset or cancelled any debts or claims except in each case in the ordinary course of business;

        (h) has not sold, assigned, or transferred any patents, trademarks, trade names, trade secrets, copyrights, or other intangible assets;

        (i)  has not increased the compensation payable or to become payable to any of its officers, employees, or agents;

        (j)  has not suffered any material damage, destruction, or loss (whether or not covered by insurance) or any acquisition or taking of property by any governmental authority;

        (k) has not waived any rights that individually or in the aggregate exceed $5,000;

        (l)  has not experienced any organized work stoppage or industrial action; or

        (m) has not entered into any other transaction or transactions that individually or in the aggregate are material to Seller, other than in the ordinary course of business.

      4.11  Litigation and Compliance with Laws.  Section 4.11 of the Disclosure Schedule contains a brief description of all litigation or legal or other actions, suits, proceedings, or investigations, at law or in equity or admiralty, or before any federal, state, municipal, or other governmental department (including, without limitation, the National Labor Relations Board), commission, board, agency, or instrumentality, domestic or foreign, in which Seller or any of its officers or directors, in such capacity, is engaged, or, to the knowledge and belief of Seller and Stockholder, with which Seller or any of its officers or directors is threatened in connection with the business or affairs or properties or assets of Seller. Seller is and at all times since its inception has been in compliance with all laws and governmental rules and regulations, domestic and foreign, and all requirements of insurance carriers, applicable to its business or affairs or properties or assets, including, without limitation, those relating to environmental protection, water or air pollution, and similar matters.

      4.12  Tax Returns.  Seller has filed, in accordance with applicable law, all federal, state, county, and local income and franchise tax returns and all real and personal property tax returns that are required to be filed (all such returns for taxable years beginning in 1998 are described in Section 4.12 of the Disclosure Schedule, copies of which have been provided to Purchaser prior to Closing), and the provision for taxes shown on the most recent balance sheet included in the Financial Statements is sufficient to satisfy all taxes of any kind of Seller, including interest and penalties in respect thereof, whether disputed or not, and whether accrued, due, absolute, deferred, contingent, or other for all periods ended on or prior to the date of such balance sheet. As of the date hereof no tax liabilities have been assessed or proposed that remain unpaid, and Seller has not signed any extension agreement with the Internal Revenue Service or any state or local taxing authority. Seller has paid all taxes that have become due pursuant to such returns and has paid all installments of estimated taxes due. All taxes and other assessments and levies that Seller is required by law to withhold or to collect have been duly withheld and collected, and have been paid over to the proper governmental authorities to the extent due and payable. From the end of its most recent fiscal year to the date hereof Seller has not made any payment of or on account of any federal, state, or local income, franchise, or any real or personal property taxes, except as set forth in Section 4.12 of the Disclosure Schedule. Neither Seller nor Stockholder is aware of any basis upon which any assessment for a material amount of additional federal income taxes could be made. The information shown on the federal income tax returns of Seller heretofore delivered to Purchaser is true, accurate, and complete and fairly presents the information purported to be shown. The Seller has unused NOL carryovers in the amount with dates incurred and expiration dates set forth in its 2000 tax return.

      4.13  Environmental Matters.  Without limiting the generality of Section 4.13:

        (a) Seller is in compliance in all material respects with all applicable Environmental Laws (as such term is defined in Exhibit F hereto);

        (b) Seller has obtained all material permits and approvals required under Environmental Laws, including, without limitation, all material environmental, health and safety permits, licenses, approvals, authorizations, variances, agreements, and waivers of federal, state, and local governmental authorities ("Permits") necessary for the conduct of its business and the operation of its facilities, and all such Permits are in good standing and Seller is in compliance with all terms and conditions of such Permits;

        (c) Neither Seller nor any of its currently or previously owned or leased property or operations has been named as a potentially responsible party or is subject to any outstanding written order from or agreement with any federal, state, or local governmental authority or other person or is subject to any judicial or docketed administrative proceeding respecting (x) Environmental Laws, (y) Remedial Action (as such term is defined in Exhibit F hereto), or (z) any material Environmental Liabilities and Costs (as such term is defined in Exhibit F hereto);

        (d) There are no conditions or circumstances associated with the currently or previously owned or leased properties or operations of Seller that may give rise to Environmental Liabilities and Costs.

        (e) Seller has not received any notice or claim to the effect that it is or is reasonably expected to be liable to any person as a result of a Release (as such term is defined in Exhibit F hereto) or threatened Release or any notice letter or request for information under CERCLA (as such term is defined in Exhibit F hereto); and

        (f)  No Environmental Lien (as such term is defined in Exhibit F hereto) and no unrecorded Environmental Lien of which Seller has notice has attached to any property of Seller.

      4.14  Trademarks, Licenses, Etc.  Section 4.14 of the Disclosure Schedule sets forth all of the trademarks, trade names, service marks, patents, copyrights, registrations, or applications with respect thereto, and licenses or rights under them owned, used, or intended to be acquired or used by Seller, and, to the extent indicated in Section 4.14 of the Disclosure Schedule, they have been duly registered in such offices as are indicated therein. Seller is the sole and exclusive owner of the trademarks, trade names, service marks, and copyrights, the holder of the full record title to the trademark registrations and the sole owner of the inventions covered by the patents and patent applications, all as set forth in Section 4.14 of the Disclosure Schedule; Seller has the sole and exclusive right, to the extent listed in Section 4.14 of the Disclosure Schedule, to use such trademarks, trade names, service marks, patents and copyrights, and, except to the extent set forth on Section 4.14 of the Disclosure Schedule, all of them are free and clear of any mortgages, liens, encumbrances, equities, licenses, claims, and obligations to other persons of whatever kind and character.

      4.15  Insurance Policies.  The insurance policies listed and described briefly in Section 4.15 of the Disclosure Schedule constitute all of the policies in force and effect in respect of the business, properties and assets, including, without limitation, insurance on personnel, of Seller. Seller is not in default under any such policy. The insurance policies so listed and identified are sufficient in nature, scope, and amounts to insure adequately (and, in any event, in amounts sufficient to prevent Seller from becoming a co-insurer within the terms of such policies) the business, properties, and assets of Seller. Seller has not been refused insurance by any insurance carrier to which it has applied for insurance.

      4.16  Extraordinary Events.  From the end of its most recent fiscal year to the date hereof, neither the business nor properties nor condition, financial or other, nor results of operations of Seller have been materially and adversely affected in any way as the result of any fire, explosion, accident, casualty, labor disturbance, requisition, or taking of property by any governmental body or agency, flood, embargo, or Act of God or the public enemy, or cessation, interruption, or diminution of operations, whether or not covered by insurance.

      4.17  Adverse Restrictions.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby are not events that of themselves or with the giving of notice or the passage of time or both, could constitute, on the part of Seller, a violation of or conflict with or result in any breach of, or default under the terms, conditions, or provisions of, any judgment, law, or regulation, or of the Certificate of Incorporation or By-Laws of Seller, any agreement or instrument to which Seller is a party or by which it is bound, or result in the creation or imposition of any lien, charge, or encumbrance of any nature whatsoever on the property or assets of Seller and no such event of itself or with the giving of notice or the passage of time or both will result in the acceleration of the due date of any obligation of Seller.

      4.18  Material Information.  Neither the Financial Statements nor this Agreement (including the Schedules and Exhibits hereto) nor any certificate or other information or document furnished or to be furnished by either Seller or Stockholder to Purchaser contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make the statements herein or therein not misleading.

      4.19  Products in Warranty.  Seller has no warranty agreements.

      4.20  Certain Transactions.  None of the officers, directors, or employees of Seller is presently a party to any transaction with Seller (other than for services as officers, directors, and employees), including, without limitation, any contract, agreement, or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from, any officer, director, any such employee, any member of a family of any officer, director, or such employee or any corporation, partnership, trust, or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee, or partner.

      4.21  No Governmental Authorizations or Approvals Required.  No authorization or approval of, or filing with, any governmental agency, authority, or other body will be required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

      4.22  Employee Benefit Plans.

      The Section 4.22 of the Disclosure Schedule contains a true, correct, and complete list of all pension, profit sharing, retirement, deferred compensation, welfare, insurance disability, bonus, vacation pay, severance pay, and other similar plans, programs, or agreements, and every material personnel policy, whether reduced to writing or not, relating to any persons employed by Seller and maintained at any time by Seller or by any other member (hereinafter, "Affiliate") of a controlled group of corporations, group of trades, or businesses under common control or affiliated service group that includes Seller (as defined for purposes of Section 414(b), (c), and (m) of the Code) (collectively, the "Plans"). Seller has made available to Buyer true, correct, and complete copies of all Plans that have been reduced to writing, together with all documents establishing or constituting any related trust, annuity contract, insurance contract, or other funding instrument, and true, correct, and complete written summaries of those that have not been reduced to writing. For each "defined benefit plan," Seller has made available a copy of the latest annual actuarial report, and for all Plans the latest Forms 5500. Except as set forth on Section 4.22 of the Disclosure Schedule, neither Seller nor any Affiliate has any obligation or other employee benefit plan liability under applicable law; nor has Seller or any Affiliate ever been obligated to contribute to any "multi-employer plan," as defined in Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Neither Seller nor any Affiliate has incurred any "withdrawal liability" calculated under Section 4210 of ERISA and there has been no event or circumstance that would cause them to incur any such liability. Neither Seller nor any Affiliate has ever maintained a Plan providing health or life insurance benefits to former employees. No plan previously maintained by Seller or its Affiliates that was subject to ERISA has been terminated; no proceedings to terminate any such plan have been instituted within the meaning of Subtitle C of Title IV of ERISA; and no reportable event within the meaning of Section 4043 of Subtitle C has occurred with respect to any such Plan, and no liability to the Pension Benefit Guaranty Corporation has been incurred. For each Plan, Seller and every Affiliate are in compliance with all requirements prescribed by all statutes, regulations, orders, or rules currently in effect, and they have in all respects performed all obligations required to be performed by them. Neither Seller nor any Affiliate, nor any of their directors, officers, employees, or agents, nor any trustee or administrator of any trust created under the Plans, have engaged in or been a party to any

  "prohibited transaction" as defined in Section 4975 of the Code and Section 406 of ERISA that could subject Seller or Buyer or their affiliates, directors, or employees or the Plans or the trusts relating thereto or any party dealing with any of the Plans or trusts to any tax or penalty on "prohibited transactions" imposed by Section 4975 of the Code. Except as set forth on Section 4.22 of the Disclosure Schedule, neither the Plans nor the trusts created thereunder have incurred any "accumulated funding deficiency," as such term is defined in Section 412 of the Code and regulations issued thereunder, whether or not waived.

      Each Plan intended to qualify under Section 401(a) of the Code has been determined by the Internal Revenue Service to so qualify, and the trusts created thereunder have been determined to be exempt from tax under Section 501(a) of the Code; copies of all determination letters have been delivered to Buyer; and nothing has occurred since the date of such determination letters that might cause the loss of such qualification or exemption. For each funded Defined Benefit Plan, the present value of the actuarial accrued liability, determined on a plan termination basis, does not exceed the fair market value of the assets held under such Plan, and there is no unpaid contribution for any Plan year ended prior to the Closing Date as required under Section 412 of the Code. For each Plan that is a qualified profit sharing or stock bonus plan, all employer contributions accrued for plan years ending prior to the Closing Date under the Plan terms and applicable law have been made.

      Except as set forth on Section 4.22 of the Disclosure Schedule, all of the liabilities with respect to all of the Plans are accurately reflected in Seller's Financial Statements and Seller's Balance Sheet.

      4.23  Continuing Representations.  The representations and warranties of Seller and Stockholder herein contained (a) relating to non-tax matters shall survive the Closing for a period of three (3) years and (b) relating to tax matters shall survive the Closing for the applicable statute of limitations.

    5.  REPRESENTATIONS, WARRANTIES, AND AGREEMENTS OF PURCHASER.

      5.1  Due Authorization; Effect of Transaction.  No provision of Purchaser's Certificate of Incorporation or By-Laws, or of any agreement, instrument, or understanding, or any judgment, decree, rule, or regulation, to which Purchaser is a party or by which it is bound, has been, or will be violated by the execution by Purchaser of this Agreement or the performance or satisfaction of any agreement or condition herein contained upon its part to be performed or satisfied, and all requisite corporate and other authorizations for such execution, delivery, performance, and satisfaction have been duly obtained. Upon execution and delivery, this Agreement will be a legal, valid, and binding obligation of Purchaser, enforceable in accordance with its terms. Purchaser is not in default in the performance, observance, or fulfillment of any of the terms or conditions of its Certificate of Incorporation or By-Laws.

      5.2  Purchase for Investment.  Purchaser hereby represents and warrants to Seller that Purchaser is acquiring the Shares for its own account, for investment, and not with a view to the distribution thereof in violation of the Securities Act or the State Laws. Purchaser understands that the Shares have not been registered under the Securities Act or the State Laws; and, that the Shares must be held by Buyer indefinitely unless a subsequent disposition thereof is registered under the Securities Act and the State Laws or is exempt from registration.

      Purchaser represents and warrants to the Seller that the sale of the Shares to it hereunder is exempt from registration under the provisions of Section 4(2) of the Securities Act.

      5.3  Acknowledgment of Disclaimer of Profits.  Purchaser expressly acknowledges and agrees that none of Sellers has made any representation or warranty with respect to the future profitability or financial prospects of the Company after the Closing Date.

      5.4  Continuing Representations.  The representations and warranties of Purchaser herein contained (a) relating to non-tax matters shall survive the Closing for a period of three (3) years and (b) relating to tax matters shall survive the Closing for the applicable statute of limitations.

    6.  COVENANTS AND AGREEMENTS.

      6.1  Seller's Covenants and Agreements Pending Closing.  Seller, from the date hereof to the Closing Date, except for the transfer of assets and liabilities to Newco and other actions specifically set forth in this Agreement,

        (a) will operate its business in the normal, usual, and customary manner in the ordinary and regular course of business;

        (b) will not sell or otherwise dispose of any of its properties or assets, other than inventory of finished goods sold in the ordinary course of business;

        (c) except in each case in the ordinary course of business,

          (i)  will not amend or terminate any outstanding lease, contract, or agreement,

          (ii) will not incur any obligations or liabilities (fixed, contingent, or other), and

          (iii) will not enter into any commitments;

        (d) will not make any unusual transactions in its inventory or any additions to its property or any purchases of machinery or equipment, except for normal maintenance and replacements;

        (e) will not discharge or satisfy any lien or encumbrance or pay any obligation or liability (absolute or contingent) other than current liabilities or obligations under contracts now existing or hereafter entered into in the ordinary course of business, and commitments under leases now existing;

        (f)  will not mortgage, pledge, or subject to lien or any other encumbrances, any of its assets, tangible or intangible unless such mortgage, pledge, lien, or encumbrance is discharged before the Closing;

        (g) will not sell or transfer any tangible asset or cancel any debts or claims except in each case in the ordinary course of business;

        (h) will not sell, assign, or transfer any patents, trademarks, trade names, trade secrets, copyrights, or other intangible assets;

        (i)  will not increase the compensation payable or to become payable to any of its officers, employees, or agents;

        (j)  will not suffer any material damage, destruction, or loss (whether or not covered by insurance) or any acquisition or taking of property by any governmental authority;

        (k) will not waive any rights of substantial value; or

        (l)  will not enter into any other transaction or transactions that individually or in the aggregate are material to Seller.

    7.  CONDITIONS OF PURCHASER'S OBLIGATIONS.

    The obligations of Purchaser hereunder are subject to the fulfillment to the reasonable satisfaction of the Purchaser, prior to or at the Closing, of each of the following conditions:

      7.1  No Opposition.  No suit, action or proceeding shall be pending or threatened at any time prior to or on the Closing Date before or by any court or governmental body (a) seeking to restrain or prohibit, or to obtain damages or other relief in connection with, the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby; or (b) that might materially and adversely affect the business or properties or condition, financial or other, or results of operations of Seller.

      7.2  Distribution Prior to Closing.  The Stockholder and Seller shall have accomplished a transaction whereby the Seller shall transfer all of the assets and liabilities to Newco, a newly formed wholly owned subsidiary corporation, the stock of which is to be the subject of the Option Agreement set forth as Exhibit B. The transactions set forth herein shall be in accordance with the Securities Act, the Securities Exchange Act of 1934 and Florida state law.

      7.3  Board of Directors.  The Board of Directors shall consist of Roger Pawson and two additional directors appointed by Mr. Pawson to fill vacancies created by the resignations of Bert Perez, Edward J. Stackpole and Itir Stackpole.

      7.4  Representations and Covenants.  The representations and warranties of Seller and Stockholder contained in this Agreement or otherwise made in writing by it or him or on its or his behalf pursuant hereto or otherwise made in connection with the transactions contemplated hereby shall be true and correct at and as of the Closing Date with the same force and effect as though made on and as of such date; each and all of the covenants, agreements, and conditions to be performed or satisfied by Seller or Stockholder hereunder at or prior to the Closing Date shall have been duly performed or satisfied; and Seller and Stockholder shall have furnished Purchaser with such certificates and other documents evidencing the truth of such representations and warranties and the performance and satisfaction of such covenants, agreements, and conditions as Purchaser shall have reasonably requested.

      7.5  Satisfaction of Counsel.  The validity of all transactions herein mentioned, as well as the form and substance of all bills of sale, assignments, deeds, stock powers, certificates, documents, and other instruments hereunder, shall be satisfactory in all reasonable respects to Weintraub Dillon PC, counsel to Purchaser.

      7.6  Instruments of Transfer.  Seller shall have delivered to Purchaser the Initial Certificates transferring to Purchaser all of Seller's right, title, and interest in and to the Shares represented thereby and shall have transferred to the Escrow Holder the Subsequent Certificates.

      7.7  Diligence.  Purchaser shall have completed its diligence review of the business, properties, assets, and liabilities of Seller, with results satisfactory to Purchaser.

      7.8  Escrow Agreement.  Purchaser and Seller shall have executed an Escrow Agreement, in substantially the form of Exhibit C hereto.

      7.9  Selling Parties' Pledge Agreement.  Seller and Stockholder shall have executed a Selling Parties' Pledge Agreement, in substantially the form of Exhibit C hereto.

      7.10  Consents.  Seller and Stockholder shall have delivered such consents as set forth in Section 4.4 of the Disclosure Schedule hereto.

    8.  CONDITIONS OF SELLER'S AND STOCKHOLDER'S OBLIGATIONS.

    The obligations of Seller and Stockholder hereunder are subject to the fulfillment to the reasonable satisfaction of Seller and Stockholder prior to or at the Closing of each of the following conditions:

      8.1  Representations and Covenants.  The representations and warranties of Purchaser contained in this Agreement or otherwise made in writing by it or on its behalf pursuant hereto or otherwise made in connection with the transactions contemplated hereby shall be true and correct at and as of the Closing Date with the same force and effect as though made on and as of such date; each of the covenants, agreements, and conditions to be performed or satisfied by Purchaser hereunder at or prior to the Closing Date shall have been duly performed or satisfied; and Purchaser shall have furnished Seller and Stockholder with such certificates or other documents evidencing the truth of such representations and warranties and the performance and satisfaction of such covenants, agreements, and conditions as Seller and Stockholder shall have reasonably requested.

      8.2  No Opposition.  No suit, action, or proceeding shall be pending or threatened on the Closing Date before or by any court or governmental authority seeking to restrain or prohibit the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

      8.3  Escrow Agreement.  Purchaser shall have executed an Escrow Agreement in substantially the form of Exhibit C hereto.

      8.4  Promissory Note.  Purchaser shall have executed the Purchaser Note in substantially the form of Exhibit B hereto.

      8.5  Selling Parties' Pledge Agreement.  Purchaser shall have executed a Selling Parties' Pledge Agreement, in substantially the form of Exhibit C hereto.

    9.  INDEMNIFICATION BY SELLER AND STOCKHOLDER.

      9.1  Indemnification.

    (a)
    Newco and Stockholder (collectively, the "Selling Parties") hereby agree jointly and severally to indemnify, defend, and hold Purchaser and Seller (after the Closing) (collectively with Purchaser, the "Purchasing Parties") harmless from and against the amount of any actual (or potential in the case of any litigation or claims by any person not a party to this Agreement) damage, loss, cost, or expense (including reasonable attorneys' fees and settlement costs) to Purchasing Parties ("Loss"), subject to the limitations set forth below, occasioned or caused by, resulting from, or arising out of:

          (i)  Any failure by a Selling Party to perform, abide by, or fulfill any of the agreements, covenants, or obligations set forth in or entered into, in connection with this Agreement to be so performed or fulfilled by such Selling Party.

          (ii) Any material inaccuracy in or breach of any of the representations or warranties set forth in this Agreement, or any certificate or Schedule or other writing furnished pursuant hereto.

          (iii) Any claim, known or unknown, arising out of or by virtue of or based upon any liability or obligation of the Selling Parties that was incurred prior to the Closing.

          (iv) Any claim, known or unknown, arising out of or by virtue of or based upon any contract or agreement of the Selling Parties that (i) arises or was incurred prior to the Closing; (ii) is connected with any breach by the Selling Parties, of any failure by either Selling Party to have performed any obligation or satisfied any liability thereunder to the extent required to be performed or satisfied at or prior to the Closing; or (iii) is not set forth (or described) in writing and furnished or made available to Purchasing Parties pursuant hereto.

          (v) Any liability or obligation for any tort or any breach or violation of any contractual, quasi-contractual, legal, fiduciary, or equitable duty by any Selling Party, that arises prior to the Closing.

      The amount of any Loss shall be the amount of cash reimbursement or set-off that, when received by the Purchasing Party or Purchasing Parties incurring such loss, shall place such Purchasing Party or Purchasing Parties in the same financial position it or they would have been in if such Loss has not occurred. For the period ending upon the earlier of the survival period set forth in Section 4.23 of this Agreement or at such time as all liabilities of the Seller have been paid or released by the creditors of the Seller, the obligations of the Selling Parties under this Section 9.1 of this Agreement shall be secured by collateral as set forth in the Selling Parties' Pledge Agreement, attached hereto as Exhibit C.

      9.2  Notice of Claim.  Purchasing Parties shall give prompt written notice to Selling Parties of any claim (actual or threatened) or other event that in the judgment of either Purchasing Party might result or has resulted in a Loss by a Purchasing Party hereunder, and Selling Parties shall have the right to assume the defense of such claim or any litigation resulting therefrom; provided that counsel for the Selling Parties, who shall conduct the defense of such claim (actual, threatened, or asserted) or litigation, shall be reasonably satisfactory to the Purchasing Parties, and Purchasing Parties may participate in such defense at their expense, and provided, further, that the omission by Purchasing Parties to give notice as provided herein shall not relieve Selling Parties of their obligations hereunder except to the extent that the omission results in a failure of actual notice to the Selling Parties and Selling Parties are damaged solely as a result of the failure to give notice. No Selling Party, in the defense of any such claim or litigation, shall, except with the consent of each Purchasing Party, consent to the entry of any judgment or decree or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to Purchasing Parties of a release from all liability in respect to such claim or litigation, and no Selling Party shall have liability with respect to any payment made by a Purchasing Party in connection with the settlement, satisfaction, or compromise of any claim unless the Selling Parties shall have approved thereof in advance in writing, which approval shall not unreasonably be withheld or delayed. If the Purchasing Parties shall not have received notice that the Selling Parties shall assume the defense of such claim within twenty (20) days after the notice is sent to the Selling Parties of the existence of such claim, the Purchasing Parties shall be free to proceed with the defense of such claim. Each such notice shall be accompanied (or followed as promptly as is reasonably practicable after the amount of such Loss becomes determinable) by a certificate signed by the President of Purchaser or Seller(after the Closing), as the case may be, and setting forth in reasonable detail the calculation of the amount of such Loss in accordance with the provisions hereof, and accompanied by copies of all relevant documents and records. The omission to give such notice or provide such certificate by Purchasing Parties shall not relieve Selling Parties of their obligation under this Section 9.2 except to the extent such omission results in a failure of actual notice to the Selling Parties and Selling Parties are damaged solely by such failure to give notice. No Loss shall be considered to have occurred with respect to any payment made by any Purchasing Parties in settlement, satisfaction, or compromise of any claim unless the Selling Parties shall have approved thereof in advance and in writing.

    10.  BROKERAGE FEE.

    Except as set forth in Section 10.1 of the Disclosure Schedule, Seller shall pay to Affiliated Holdings Financial, Inc. the sum of $12,500 and such other amounts required under the Consulting Agreement dated October 18, 2001, attached in Section 10.1 of the Disclosure Schedule, which represents full payment under such agreement. The amount payable under such agreement shall be included in the payables included in Schedule 3.2 of this Agreement. Purchaser shall pay to James Tuffield and Richard Margulies the aggregate sum of $6,000 as a finder's fee in connection with the transaction set forth in this Agreement, except as set forth in Section 10.1 of the Disclosure Schedule. Seller, Stockholder and Purchaser each represent that no broker has been involved in this transaction and each party agrees to indemnify and hold the others harmless from payment of any brokerage fee, finder's fee, or commission claimed by any party who claims to have been involved because of association with such party.

    11.  AMENDMENTS; WAIVERS.

    This Agreement constitutes the entire agreement of the parties related to the subject matter of this Agreement, supersedes all prior or contemporary agreements, representations, warranties, covenants, and understandings of the parties. This Agreement may not be amended, nor shall any waiver, change, modification, consent, or discharge be effected, except by an instrument in writing executed by or on behalf of the party against whom enforcement of any amendment, waiver, change, modification, consent, or discharge is sought.

    Any waiver of any term or condition of this Agreement, or of the breach of any covenant, representation, or warranty contained herein, in any one instance, shall not operate as or be deemed to be or construed as a further or continuing waiver of such term, condition, or breach of covenant, representation, or warranty, nor shall any failure at any time or times to enforce or require performance of any provision hereof operate as a waiver of or affect in any manner such party's right at a later time to enforce or require performance of such provision or of any other provision hereof; and no such written waiver, unless it, by its own terms, explicitly provides to the contrary, shall be construed to effect a continuing waiver of the provision being waived and no such waiver in any instance shall constitute a waiver in any other instance or for any other purpose or impair the right of the party against whom such waiver is claimed in all other instances or for all other purposes to require full compliance with such provision.

    12.  ASSIGNMENT; SUCCESSORS AND ASSIGNS.

    This Agreement shall not be assignable by any party without the written consent of the others. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

    13.  SEVERABILITY.

    If any provision or provisions of this Agreement shall be, or shall be found to be, invalid, inoperative, or unenforceable as applied to any particular case in any jurisdiction or jurisdictions, or in all jurisdictions or in all cases, because of the conflict of any provision with any constitution or statute or rule of public policy or for any other reason, such circumstance shall not have the effect of rendering the provision or provisions in question invalid, inoperative, or unenforceable in any other jurisdiction or in any other case or circumstance or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to the extent that such other provisions are not themselves actually in conflict with such constitution, statute, or rule of public policy, but this Agreement shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative, or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative, and enforceable to the maximum extent permitted in such jurisdiction or in such case.

    14.  COUNTERPARTS.

    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and in pleading or proving any provision of this Agreement it shall not be necessary to produce more than one such counterpart.

    15.  SECTION AND OTHER HEADINGS.

    The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

    16.  NOTICES.

    All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed, postage prepaid, certified mail, return receipt requested:

(a)	TO SELLER:
Cyberfast Systems, Inc.:
7825 Fay Avenue, Suite 200 La Jolla, California 92037 Fax (858) 456-5760
With a copy to:
Perkins Coie, LLP 1899 Wynkoop Street, Suite 700 Denver, Colorado 80202 Attention: Theresa M. Mehringer, Esq. Fax (303) 291-2400
(b)	STOCKHOLDER:
Edward J. and Itir Stackpole 1006 Grand Court Highland Beach, Florida 33487 Fax (561) 361-8830
(c)	TO PURCHASER:
iD Four, Ltd. 7825 Fay Avenue, Suite 200 La Jolla, California 92037 Fax (858) 456-5760
With a copy to:
Weintraub Dillon PC 12520 High Bluff Drive, Suite 260 San Diego, California 92130 Attention: Richard A. Weintraub, Esq. Fax (858) 259-2868

    and/or to such other person(s) and address(es) as either party shall have specified in writing to the other.

    17.  GENDER.

    Whenever used herein, the singular number shall include the plural, the plural shall include the singular, and the use of any gender shall include all genders.

    18.  LAW TO GOVERN.

    This Agreement shall be governed by and construed and enforced in accordance with the law (other than the law governing conflict of law questions) of Nevada.

    19.  COURTS.

    Any action to enforce, arising out of, or relating in any way to, any of the provisions of this Agreement may be brought and prosecuted in such court or courts located in San Diego, California as is provided by law; and the parties consent to the jurisdiction of the court or courts located in San Diego, California and to service of process by registered mail, return receipt requested, or in any other manner provided by law.

    IN WITNESS WHEREOF, Seller, Stockholder, and Purchaser have caused this Agreement to be executed as of the date first above written.

STOCKHOLDER
Edward J. Stackpole
Itir Stackpole
ID FOUR, LTD.
By:
Roger Pawson, President
CYBERFAST SYSTEMS, INC.
By:
Roger Pawson, President and Director
CYSI NEWCO, INC.
By:
Edward J. Stackpole, President

SCHEDULE 3.2

    Proceeds from Amounts Previously Paid:

Liberty Property Trust	$50,000
Richard Margulies (Affiliated Holdings Financial, Inc.)	$2,500
Assorted creditors	$18,000
Edward & Itir Stackpole	$49,500
Rachlin Cohen & Holtz	$15,000
Perkins Coie, LLP	$15,000

    Proceeds from Purchaser Note:

Liberty Property Trust	$10,000
Affiliated Holdings Financial, Inc.	$10,000
Perkins Coie, LLP	$10,000
Rachlin Cohen & Holtz	$10,000
Ward Damon	$10,000
Edward & Itir Stackpole	$50,000

EXHIBIT A
PROMISSORY NOTE

EXHIBIT B
OPTION AGREEMENT

EXHIBIT C
PLEDGE AGREEMENT

EXHIBIT D
ESCROW AGREEMENT

EXHIBIT E
SERIES A CONVERTIBLE PREFERRED STOCK—STATEMENT
OF DESIGNATIONS AND PREFERENCES

EXHIBIT F
CERTAIN DEFINED TERMS UNDER SECTION 4.13

    "CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601 et seq.), as amended or supplemented from time to time.

    "Contaminant" means any waste, pollutant, hazardous material, hazardous substance, toxic substance, hazardous waste, special waste, petroleum, or petroleum-derived substance or waste, or any constituent of any such pollutant material, substance or waste, including, without limitation, any pollutant material, substance, or waste regulated under any Environmental Law.

    "Environmental Laws" means all federal, state, local, and foreign laws or regulations, codes, orders, decrees, judgments, or injunctions issued, promulgated, approved, or entered thereunder relating to pollution or protection of the environment or occupational health and safety, including, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances, materials, or wastes (including, without limitation, oil, asbestos, and radiation) into the environment (including, without limitation, ambient air, surface water, ground water, land surface, or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals or industrial, toxic, or hazardous substances, material, or wastes. Environmental Laws shall include, without limitation, Florida Statutes Title XXXVIII and XXIX, CERCLA, the Hazardous Material Transportation Act (49 U.S.C. Section 1801 et seq.), the Solid Waste Disposal Act (42 U.S.C. Section 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Section 136 et seq.), the Food, Drug, and Cosmetic Act (21 U.S.C. Section 301 et seq.), the Medical Waste Tracking Act of 1988, Pub. L. No. 100-582, 102 Stat. 2950 (1988), as such laws have been amended or supplemented from time to time, and any analogous future federal, or present or future state, local, or foreign, statutes, ordinances, or bylaws.

    "Environmental Liabilities and Costs" means, as to the Seller, all liabilities, obligations, responsibilities, remedial actions, losses, damages, punitive damages, consequential damages, treble damages, costs, and expenses (including, without limitation, all reasonable fees, disbursements and expenses of counsel, expert and consulting fees, and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand, by any corporation, partnership, trust, individual, or other entity ("Person"), whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, including, without limitation, any Environmental Law, permit, order, approval, authorization, license, variance, or agreement with a federal, state, or local governmental authority or other person, arising from environmental, health, or safety conditions or a Release or threatened Release resulting from the past operations of the Seller (or any of its predecessors in interest), or any release for which the Seller is otherwise responsible under any Environmental Law.

    "Environmental Lien" means any lien or similar interest in favor of any federal, state, or local governmental authority for Environmental Liabilities and Costs.

    "Release" means, as to the Seller, any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, pouring, emptying, escaping, dumping, discarding, leaching, or migration of a Contaminant into the indoor or outdoor environment or into or out of any property owned, leased, or controlled by Seller, including, without limitation, the movement of Contaminants through or in the air, soil, surface water, groundwater, or property, including, without limitation, the abandonment or discarding of barrels, containers, and other closed receptacles containing any contaminant.

    "Remedial Action" means all actions necessary to (i) clean up, remove, treat, or in any other way address Contaminants in the indoor or outdoor environment, (ii) prevent a Release or condition that is reasonably likely to result in a Release or minimize further release of Contaminants so they do not migrate or endanger or threaten to endanger present or future public health or welfare or the indoor or outdoor environment, or (iii) perform pre-remedial studies and investigations and post-remedial monitoring and care.

Section 4.1 of the Disclosure Schedule
Jurisdictions

Cyberfast Systems, Inc. and CYSI Newco, Inc. are Florida corporations and are not qualified to do business in any other jurisdiction.

Subsidiaries

    Cyberfast Network Systems Corp., a Florida corporation
    Budget-Calls Corporation, a Florida corporation
    Boca Data Systems, Inc., a Florida corporation
    Global Telcom and Internet Ventures, Inc., a Nevada corporation

Each of the subsidiaries listed above is in default in its respective jurisdiction of incorporation and will not be reinstated.

Section 4.4 of the Disclosure Schedule
Liabilities and Consents Obtained

    Attached are Consents or Releases from the following parties:

      1.  Liberty Property Limited Partnership

      2.  Rachlin, Cohen & Holtz

      3.  Perkins Coie LLP

      4.  Smith McCullough PC

Section 4.5 of the Disclosure Schedule
Securities

      1.  A copy of the warrants and options ledger is attached.

Section 4.8 of the Disclosure Schedule
Subsidiaries

Cyberfast Network Systems Corp.
Budget-Calls Corporation
Boca Data Systems, Inc.
Global Telcom and Internet Ventures, Inc.

    Each of the above subsidiaries is in default in its respective jurisdiction of incorporation and will not be reinstated.

Section 4.9 of the Disclosure Schedule
Employment Arrangements—Consents Releases

    Attached are Termination Agreements with the following employees:

      1.  Edward Stackpole

      2.  Itir Stackpole

      3.  Bert Perez

Section 4.11 of the Disclosure Schedule
Description of Pending and Threatened Litigation

    See attached Item 3—Legal Proceedings from 10-KSB for the year ended December 31, 2000. All available documents relating to these matters have previously been supplied or were included in the Company's 1934 Act filings.

    A letter from Peter Bernhardt describing the status of the FATA litigation was provided to Roger Pawson in November 2001.

    Any pending or threatened litigation by Seller against Qwest is being assigned to Newco.

ITEM 3.  LEGAL PROCEEDINGS

    In January, 2000 the Company was served with a grand jury subpoena, issued by the U.S. Attorney for the Southern District of New York, to deliver to the District Court copies of numerous corporate documents, contracts and correspondence. Neither the Company nor any officer or director of the Company was required to personally appear in connection with the subpoena and related grand jury investigation. The Company was informed orally that the investigation relates to an investigation of manipulation of certain securities traded in the NASDAQ Over the Counter Bulletin Board, including trading in the Company's Class A Common Stock that has occurred in the past two years. Although the Company believes it is not the target of the investigation and that the targets of the investigation are certain persons and entities not affiliated with the Company, there can be no assurance that the investigation will not require the Company to expend the Company's resources on legal fees in responding to additional requests for information and documents, including any future subpoenas which may require that the Company's officers and directors be deposed by the U.S. Attorney. Expending funds on legal fees for responding to requests and, if necessary, in defending any action would usurp funds that could otherwise be applied towards the Company's business.

    The Company was involved in an arbitration with a former employee, Alan Goldstein, who alleged termination of his employment agreement without cause. In December 2000, the Company approved a Settlement Agreement reached before the American Arbitration Association pursuant to which the Company is required to pay $37,500 to Mr. Goldstein within sixty days and to grant Mr. Goldstein an option for 40,000 shares of the Company's common stock at a strike price of $1.00 per share. To date, the Company has granted Mr. Goldstein 40,000 options at a strike price of $1.00 per share and has paid Mr. Goldstein $20,000 under the Settlement Agreement.

    In January 2001, William Wollrab, a former Vice President of Business Development and Director of the Company, filed a complaint against the Company in the Circuit Court of the 15th Judicial Circuit in and for Palm Beach County, Florida alleging a breach of contract claim relating to Mr. Wollrab's employment contract with the Company. Mr. Wollrab is seeking $30,000 in unpaid wages as well as 1.5% of the gross revenues from on-going contracts for which Mr. Wollrab was responsible. The Company is currently attempting to negotiate a settlement with Mr. Wollrab.

    In January 2001, FATA Group Sp.A. filed a complaint for Specific Performance and other Equitable Relief in the Circuit Court of the 15th Judicial Circuit and for Palm Beach County, Florida, seeking to impose a mortgage against property owned by Ed and Itir Stackpole. This complaint arises from the dispute over the Company's Investment Agreement with FATA. In February 2001, Ed and Itir Stackpole filed a Motion to Dismiss FATA's complaint, alleging that FATA's claim is barred by the Statute of Frauds and by the terms of the Investment Agreement between the Company and FATA.

    No other legal proceedings are known to be pending, or in effect, against the Company at this time.

Section 4.12 of the Disclosure Schedule
Tax Returns Provided Prior to Closing

    Provided to Roger Pawson in November 2001.

Section 4.13 of the Disclosure Schedule
Environmental Matters

None

Section 4.14 of the Disclosure Schedule
Trademarks, Licenses, Etc.

None

Section 4.15 of the Disclosure Schedule
Insurance Policies

None

Section 4.22 of the Disclosure Schedule
Employee Benefit Plans

None

Section 10.1 of the Disclosure Schedule
Brokerage Agreements and Fees

    Consulting Agreement dated October 18, 2001 with Affiliated Holdings Financial, Inc.

QuickLinks

Exhibit 99.1
TABLE OF CONTENTS
PURCHASE AGREEMENT
SCHEDULE 3.2
EXHIBIT A PROMISSORY NOTE
EXHIBIT B OPTION AGREEMENT
EXHIBIT C PLEDGE AGREEMENT
EXHIBIT D ESCROW AGREEMENT
EXHIBIT E SERIES A CONVERTIBLE PREFERRED STOCK—STATEMENT OF DESIGNATIONS AND PREFERENCES
EXHIBIT F CERTAIN DEFINED TERMS UNDER SECTION 4.13
Section 4.1 of the Disclosure Schedule Jurisdictions
Section 4.4 of the Disclosure Schedule Liabilities and Consents Obtained
Section 4.5 of the Disclosure Schedule Securities
Section 4.8 of the Disclosure Schedule Subsidiaries
Section 4.9 of the Disclosure Schedule Employment Arrangements—Consents Releases
Section 4.11 of the Disclosure Schedule Description of Pending and Threatened Litigation
Section 4.12 of the Disclosure Schedule Tax Returns Provided Prior to Closing
Section 4.13 of the Disclosure Schedule Environmental Matters
Section 4.14 of the Disclosure Schedule Trademarks, Licenses, Etc.
Section 4.15 of the Disclosure Schedule Insurance Policies
Section 4.22 of the Disclosure Schedule Employee Benefit Plans
Section 10.1 of the Disclosure Schedule Brokerage Agreements and Fees